Exhibit (a)(58)

JANUS INVESTMENT FUND

Certificate of Termination

of

Janus Henderson Sustainable Multi-Asset Allocation Fund

The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and may be further amended, the “Declaration”), DOES HEREBY CERTIFY that:

Pursuant to Section 4.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on August 10, 2023 at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving the liquidation and termination of Janus Henderson Sustainable Multi-Asset Allocation Fund. Copies of the resolutions and Agreement and Plan of Liquidation with respect to the liquidation of Janus Henderson Sustainable Multi-Asset Allocation Fund approved at the Trustees’ August 10, 2023 meeting are attached to this Certificate as Exhibit A.

NOW, THEREFORE BE IT KNOWN, that the Janus Henderson Sustainable Multi-Asset Allocation Fund is hereby, TERMINATED, on or about the close of business on October 19, 2023.

IN WITNESS WHEREOF, the undersigned has set her hand on this 5th day of November 2025.

/s/ Abigail Murray
Abigail Murray
Secretary

Exhibit A

TRUSTEE RESOLUTIONS

October 19, 2023

WHEREAS, Janus Henderson Investors US LLC (the “Adviser”) recommends that the Trustees of Janus Investment Fund (the “Trust”) approve the liquidation and termination of Janus Henderson Sustainable Multi-Asset Allocation Fund (the “Fund”), as discussed at this meeting.

NOW, THEREFORE, IT IS

RESOLVED, that the Trustees of the Trust determine that liquidating and terminating the Fund is in the best interest of the Fund, and the Trustees approve such liquidation and termination of the Fund effective on or about October 19, 2023, as discussed at this meeting;

FURTHER RESOLVED, that the Plan of Liquidation and Termination providing for the liquidation of the assets of the Fund and the distribution of all proceeds to the Fund’s shareholders is approved in substantially the form presented in connection with this meeting;

FURTHER RESOLVED, that the Trustees authorize the officers of the Trust and representatives of the Adviser to file with the Securities and Exchange Commission a supplement to the Trust’s registration statement regarding the liquidation of the Fund, and to send notice to shareholders of the Fund of the liquidation and termination;

FURTHER RESOLVED, that the Trustees approve closing the Fund for sales of shares to new investors (excluding the Adviser), effective on or about August 11, 2023 in connection with filing the supplement to the Fund’s registration statement to reflect the liquidation; and

FURTHER RESOLVED, that the Trustees authorize the Trust’s officers and representatives of the Adviser to perform such acts as they determine to be appropriate or necessary to liquidate and terminate the Fund, including, but not limited to, amending any contracts, certificates, documents or agreements and filing a Certification of Termination and Liquidation with the Commonwealth of Massachusetts with respect to the Fund.

October 19, 2023

PLAN OF LIQUIDATION AND TERMINATION

JANUS INVESTMENT FUND (the “Trust”), a Massachusetts business trust, on behalf of Janus Henderson Sustainable Multi-Asset Allocation Fund (the “Fund”), shall proceed to a complete liquidation and termination of the Fund according to the procedures set forth in this Plan of Liquidation and Termination (the “Plan”).

1.	The Plan shall be approved by a majority of the Trustees of the Trust.

2.

This Plan shall accomplish the complete liquidation and termination of the Fund in conformity with all provisions of Massachusetts law, the Investment Company Act of 1940, as amended, and the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Liquidation of the Fund shall be in accordance with Section 331 of the Code.

4.

Upon adoption of the Plan, the Fund will not engage in any business activities, except for the purposes of winding up its business and affairs, preserving the value of the Fund’s assets, if any, and distributing the Fund’s assets, if any, to shareholders in accordance with the provisions of the Plan, provided, however, that the Fund may continue to carry on its activities as a series of an investment company, as described in its current prospectus, with regard to its existing shareholders and assets, until final distribution to shareholders. The Fund may also become a liquidating trust, or other entity, as needed to ensure its liquidation and termination. The Fund shall cause the liquidation of its assets, if any, to cash form as soon as practicable consistent with the terms of the Plan, by sale or by holding to maturity its investments as the Trust’s officers and the Fund’s investment adviser shall deem advisable, and pay or provide for the payment of all outstanding obligations, taxes and other accrued or contingent liabilities. Securities may be distributed in kind in accordance with the Fund’s prospectus and statement of additional information. The Fund shall be deemed to have duly provided for payment by remitting to the Fund’s investment adviser funds for such purposes pursuant to the Fund’s existing Investment Advisory Agreement.

5.

The Trust’s officers shall arrange for the distribution of the Fund’s net assets, if any, to the shareholders of the Fund on a pro rata basis. Such distribution shall be delivered to each shareholder, or as may otherwise be directed by each of the shareholders, as soon as practicable thereafter.

6.

Following liquidation, if the Fund receives any form of cash or is entitled to any other distributions that it had not recorded on its books on or before the liquidation, such cash or other distribution shall be (i) donated, anonymously or in the name of the Trust, to a charitable organization that qualifies for tax-exempt status under Section 501(c)(3) of the Internal Revenue Code, (ii) credited to the Trust to offset Trust level expenses, or (iii) distributed in a manner as otherwise determined at the discretion of the Trustees.

7.

The officers of the Trust on behalf of the Fund shall be, and hereby are, authorized by the approval of the Plan by the Trustees to perform such acts as are necessary, desirable or convenient to carry out the details of the Plan, to execute, acknowledge and deliver any and all documents necessary to distribute the net assets of the Fund and to carry out the Plan as set forth herein.

8.

The Trustees may terminate the Plan and abandon the liquidation and termination of the Fund at any time prior to the Trustees’ termination of the Fund if, in the judgment of the Trust’s Trustees, the facts and circumstances make proceeding with the Plan inadvisable.

9.

Once the actions contemplated pursuant to the Plan or as otherwise may be deemed necessary or appropriate have been completed, the Trustees authorize the liquidation and termination of the Fund without seeking shareholder approval.

10.

As soon as practicable after the final distribution of the Fund’s assets to shareholders, the officers of the Trust on behalf of the Fund shall file notice of liquidation and termination of the Fund and any other documents as are necessary to effect the liquidation and termination of the Fund in accordance with the requirements of the Trust’s Declaration of Trust, Massachusetts law, the Code, any applicable securities laws, and any rules and regulations of the U.S. Securities and Exchange Commission or any state securities commission, including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns, including, but not limited to the Fund’s final income tax returns, Forms 966, 1096 and 1099.

11.

Any and all legal, accounting and other expenses (but not portfolio transaction costs) incurred in connection with the liquidation and termination of the Fund shall be borne by the Fund’s adviser or its affiliates.

12.	This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.